Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4, of our report dated March 6, 2026 (which contains an explanatory paragraph regarding Newbury Street II Acquisition Corp.’s ability to continue as a going concern), relating to the financial statements of Newbury Street II Acquisition Corp as of December 31, 2025 and 2024, and for the year ended December 31, 2025 and for the period from June 18, 2024 (inception) through December 31, 2024, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 13, 2026